FOR IMMEDIATE RELEASE

DOUGLAS W. JOHNSON JOINS AFLAC INCORPORATED
BOARD OF DIRECTORS

Columbus, Ga. - October 17, 2003 - Douglas "Doug" W. Johnson was elected to AFLAC Incorporated's board of directors today. Mr. Johnson will serve until the annual shareholder's meeting, at which time he will stand for election along with the other director nominees.

Mr. Johnson served for over 20 years as an audit partner at Ernst & Young, and during that time was coordinating partner for the firm's largest American insurance client as well as numerous other insurance clients. His work experience includes extensive work with the audit committees of publicly-held companies. Mr. Johnson holds a B.S. degree from Georgia Institute of Technology, and an M.B.A., with distinction, from Harvard University. He is also a Certified Public Accountant, and a Fellow of the Life Management Institute. He retired from Ernst & Young in June of 2003.

"We are pleased to welcome Doug Johnson to our board of directors," said AFLAC Incorporated Chairman and CEO Daniel P. Amos. "He brings a wealth of financial experience and insight to our board, and we look forward to his leadership."

AFLAC Incorporated (NYSE: AFL) is an international holding company. A Fortune 500(R) company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 258,800 payroll accounts. The company insures one out of four Japanese households and is the second largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for in America" and was included in the overall listing for the fifth consecutive year. In March 2003, Fortune also included AFLAC in its annual listing of "America's Most Admired Companies." And in July 2003, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

Media Contact:	Analysts Contact:
Laura Kane	Kenneth S. Janke Jr.
AFLAC Incorporated	AFLAC Incorporated
(706) 596-3493, Fax: (706) 320-2288	1-800-235-2667 option 3